REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Placer Gold Prospecting, Inc.

 We have audited the accompanying balance sheet of Placer Gold Prospecting, Inc.  as of March 23, 2012, and the related statements of income and comprehensive income, changes in stockholders’ equity, and cash flows for the period from January 25, 2012 (date of inception) to March 23, 2012.  These financial statements are the responsibility of the Company management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted the audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate under the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Placer Gold Prospecting, Inc. as of March 23, 2012, and the results of its operations and cash flows for the period from January 25, 2012 to March 23, 2012 in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the accompanying financial statements, at March 23, 2012 the Company had an accumulated deficit of $292,360 and did not have sufficient resources to accomplish its objectives during the next twelve months.  These factors raise substantial doubt about the ability of the Company to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts or classification of liabilities that might be necessary should the Company be unable to continue in operation.

/s/ Jeffrey & Company

Jeffrey & Company, Certified Public Accountants

May 29, 2012

Wayne, New Jersey

PLACER GOLD PROSPECTING, INC.

(An Exploration Stage Company)

BALANCE SHEET

MARCH 23, 2012

ASSETS
Current Assets:
Cash	$115,665

Fixed Assets - vehicles and equipment	314,152

Mining claims	68,970,000

Total Assets	$69,399,817

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$93,177

Stockholders’ Equity:
Common stock: authorized, 500,000,000 shares of
$.001 par value; 163,250,000 issued and
outstanding	163,250
Paid in capital	69,435,750
Deficit accumulated during exploration stage	(292,360)
Total stockholder’ equity	69,306,640

Total Liabilities and Stockholders’ Equity	$69,399,817

PLACER GOLD PROSPECTING, INC.

(An Exploration Stage Company)

STATEMENT OF OPERATIONS

FOR THE PERIOD FROM JANUARY 25, 2012 (DATE OF FORMATION) TO

MARCH 23, 2012

Revenue	$-

Expenses	292,460

Loss from operations	(292,460)

Other income	100

Net loss	$(292.360)

Earnings per share - basic and diluted	$-

Weighted average number of shares outstanding	138,763,814

PLACER GOLD PROSPECTING, INC.

(An Exploration Stage Company)

STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

FOR THE PERIOD FROM JANUARY 25, 2012 (DATE OF FORMATION) TO

MARCH 23, 2012

	Common Shares		Paid In	Accumulated
	Number	Par Value	Capital	Deficit	Total
Balance, January 25, 2012		$ -	$ -	$ -	$ -

Shares issued for cash	24,350,000	24,350	462,650	-	487,000

Shares issued for services	38,500,000	38,500	193,500-	-	232,000

Shares issued for contributed mines	100,400,000	100,400	62,779,600	-	68,880.000

Loss during period	-	-	-	(292,360)	(292,360)
	__________	______	_________	________	__________
Balance, March 23, 2012	163,250,000	$163,250	$69,435,750	$(292,360)	$ 69,306,640

PLACER GOLD PROSPECTING, INC.

(An Exploration Stage Company)

STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 25, 2012 (DATE OF FORMATION) TO

MARCH 23, 2012

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(292,360)

Adjustment to reconcile net loss to net cash
consumed by operating activities:
Charge not requiring the use of cash:
Shares issued for services	232,000

Change in assets & liabilities
Increase in accounts payable	5,477

Net cash consumed by Operating Activities	(54,883)

CASH FLOWS FROM INVESTING ACTIVITIES:

Purchases of mining claims	(90,000)
Purchases of fixed assets	(226,452)

Cash Consumed by Investing Activities	(316,452)

CASH FLOWS FROM FINANCING ACTIVITIES:

Proceeds of sales of common stock	487,000

Cash Provided by Financing Activities	487,000

Net change in cash	115,665

Cash, Beginning of period	-

Cash, End of Period	$115,665

PLACER GOLD PROSPECTING, INC.

NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

1.	ORGANIZATION AND BUSINESS

Organization of Company- Placer Gold Prospecting, Inc.,(“the Company”)   was incorporated in the State of Florida on January 25, 2012,  for the purpose of mining exploration. On March 23, 2012, the Company entered into a Share Exchange Agreement with American International Ventures, Inc. (AIVN) and their respective shareholders. Under the terms of the agreement, the Company exchanged 162,350,000 shares of its stock for 162,350,000 shares of the stock of AIVN.  The transaction will be accounted for as a reverse merger, a procedure that treats the transaction as though Placer Gold Prospecting Inc. had acquired AIVN. Under the accounting for a reverse merger, the assets and liabilities of AIVN will be recorded on the books of the continuing company, and the stockholders’ equity accounts of AIVN will be reorganized to reflect the terms of the share exchange agreement.

Business

The Company has acquired mining claims for  approximately 4,050 acres of land,  primarily in Nevada, with the intent of reactivating the historical mines that produced gold and silver until shut down in 1942 because of WWII. Below is a list of the claims which the Company has acquired.

Name of Claim	Acres	Date Acquired

El Tule	3, 070	March 14, 2012
Capatola	55.5	March 8, 2012
Indian Mine	122	March 14, 2012
Gypsy Mine	160	February 18, 2012
Hot Springs Mine	320	March 16, 2012
Stud Horse Mine	41.26	March 14, 2012
TNT Mine	41.26	March 14, 2012
Bullfrog Mine	100	February 17, 2012
Virgilia Mine	60	February 17, 2012
Reward Monster Mine	80	February 20, 2012

PLACER GOLD PROSPECTING, INC.

NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

1.  ORGANIZATION AND BUSINESS (CONTINUED)

Going Concern

The accompanying  financial statements have been prepared assuming that the Company will continue as a going concern.  As shown in the financial statements, the Company has experienced a loss during its initial period of operations and does not currently have  sufficient resources to accomplish its objectives during  the next twelve months.. These conditions raise substantial doubt about the Company’s ability to continue as a going concern..  The financial statements do not include adjustments relating to the recoverability of assets and classification of liabilities that might be necessary should the Company be unable to continue in operation.  The Company’s present plans, the realization of which cannot be assured, to overcome these difficulties include, but are not limited to, the continuing effort to raise capital in public and private markets.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.  Exploration Stage Accounting

The Company is an exploration stage company, as defined in pronouncements of the Financial Accounting Standards Board (FASB) and Industry Guide #7 of the Securities and Exchange Commission.  Generally accepted accounting principles govern the recognition of revenue by an exploration stage enterprise and the accounting for costs and expenses.  From January 25, 2012 (date of inception) to March 23, 2012, the Company has been in the exploration stage.  No revenue had been realized through March 23, 2012.

b. Cash

For purposes of statements of cash flows, the Company considers all short term debt securities purchased with an original  maturity of three months or less to be cash equivalents.

PLACER GOLD PROSPECTING, INC.
NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

      c.  Concentrations of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist exclusively of cash.

      d.   Recognition of Revenue

Revenue will be recognized when persuasive evidence of an arrangement exists, such as when a purchase order or contract is received from a customer, the price is fixed, title to the goods has passed, and there is reasonable assurance of collection.  The Company has not yet entered into any contractual arrangement to deliver product or services.

      e.   Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash and accounts payable, approximate their fair values at March 23, 2012.

      f.   Fixed Assets

Fixed assets are recorded at cost.  Depreciation is calculated on the straight line basis, based on the useful or productive lives of assets, ranging from five years for vehicles to seven years for machinery and equipment.

      g.   Mining Claims

Mining claims held for development are recorded at the cost of the claims..  These costs will be amortized when extraction begins.

      h.   Mine Development Costs

Mine development costs include engineering and metallurgical studies, camp setup, road and water infrastructure, equipment installation and fabrication of a wash plant to maximize beneficiation. and other related costs to delineate and extract  precious metals, the removal of overburden to initially expose bedrock  at open pit surface mines and the improvement  of access ways, reinforcing existing shafts, lateral access, drifts, ramps and other infrastructure at underground mines where applicable.  Mine development costs also include drilling and other related costs to delineate an ore body,  and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines.  Costs incurred at a mine site before proven reserves have been established are expensed as mine development costs.  At the point proven reserves have been established at a mine site, such costs will be capitalized and will be written off as depletion expense as the minerals are extracted.

PLACER GOLD PROSPECTING, INC.
NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

h.   Mine Development Costs  (Continued)

As of March 23, 2012, none of the mining claims meet the requirements for qualification as having proven and probable  reserves.

i.    Income Taxes

The Company accounts for income taxes in accordance with pronouncements of the FASB, which require the use of the “liability method”.  Accordingly, deferred tax liabilities and assets are determined based on differences between the financial statement bases and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse.  Current income taxes are based on the income that is currently taxable.

j.  Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimated.

k.    Advertising Costs

The Company will expense advertising costs when advertisements occur.  There has been no spending thus far on advertising.

l.  Net Income (Loss) Per Share

The Company computes net income (loss) per common share in accordance with pronouncements of the FASB and SEC Staff Accounting Bulletin No. 98 (“SAB 98”).  Under these provisions, basic and diluted net income (loss) per common share are computed by dividing the net income (loss) available to common shareholders for each period by the weighted average number of shares of common stock outstanding during the period.

m.  Segment Reporting

Management treats the operation of the Company as one segment.

PLACER GOLD PROSPECTING, INC.
NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

n.   Impairment

The Company performs a review for potential impairment of long-lived assets whenever an event or change in circumstances indicate that the carrying value of an asset may not be recoverable.

o.   Stock Based Compensation

The cost of equity instruments issued to non-employees in return for goods and services is measured by the fair value of the goods or services received or the measurement date fair value of the equity instruments issued, whichever is the more readily determinable.  The cost of employee services received in exchange for equity instruments is based on the grant date fair value of the equity instruments issued.

3.	COMMON STOCK

The Company is at this time only authorized to issue common stock

During the period from January 25, 2012 (date of formation) to March 23, 2012, the Company issued 163,250,000 shares  of common stock. Of these shares, 24,350,000 shares were issued for cash, yielding proceeds of $ 487,000. Another 38,500,000 shares, , valued at $ 232,000, were issued for services.  An additional 100,400,000 shares were issued in consideration for mines contributed to the Company,  which had an appraised value of  $  68,880,000.

4.	RELATED PARTY TRANSACTIONS

During the period from January 25, 2012 to March 23, 2012, the Company issued 100,000,000 shares to Golds Group, valued at $ 52,900,000 in consideration for mining claims contributed to the Company, and 25,000,000 shares, valued at $ 10,000,  to Company founders.

Note 6 describes use as office space of facilities owned by the Company chief executive officer.

The Company chief operating officer is also president of Gold Construction, Inc. which received 1,000,000 shares of company common stock, valued at $20,000, in return for services.

The son of the Company chief operating officer received 100,000 shares of Company stock for services.

5.	INCOME TAXES

The Company experienced a loss during its initial period of operation.  As a result, it has incurred no Federal income tax.  The Internal Revenue Code allows net operating losses (NOL's) to be carried forward and applied against future profits for a period of twenty years.  The potential benefit of these NOL's has been recognized on the books of the Company, but it has been offset by  a valuation allowance.

PLACER GOLD PROSPECTING, INC.
NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

5.	INCOME TAXES (Continued)

Under provisions of pronouncements of the FASB, recognition of deferred tax assets is permitted unless it is more likely than not that the assets will not be realized.  The Company has recorded noncurrent deferred tax assets of $99,402.  These deferred tax assets will expire in 2032.

All Company tax returns are currently subject to examination by the Internal Revenue Service.

A reconciliation of income taxes as calculated using the enacted Federal statutory rate to the current tax provision is presented below:

Statutory U.S. Federal tax rate	34%

Effect of providing a valuation reserve for the loss carryforward	(34%)
Current tax provision	- %

6. RENTALS UNDER OPERATING LEASES

The Company conducts its operations in Lithia, Florida, from an office in the home of one of its officers until such time as it builds offices in Beatty, NV (under construction as of the date of this filing).  The office is occupied at no charge to the Company.  There is no rental agreement for the use of this office.  If rent were charged for this space, the amount would not be material.

PLACER GOLD PROSPECTING, INC.
NOTES TO  FINANCIAL STATEMENTS

( An Exploration Stage Company)
March 23, 2012

7.     SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION

There was no cash paid for either interest or income taxes during the period from January 25, 2012 to March 23, 2012.  During this period, the Company issued 38,500,000 shares, valued at  $232,000  for services.

During the same period, the Company issued 100,400,000 shares, valued at $ 68,880,000, in consideration for mines contributed to the Company.

The Company financed the purchase of $ 87,700 of fixed assets with accounts payable.

8.    EXPENSES

Included in expenses are the following:

Consulting services	$ 232,000
Geology fees	37,972
Travel expenses	12,929
Office expenses	3,604
Professional fees	2,500
Other expenses	3,455
Total expenses	$292,460

9.     SUBSEQUENT EVENTS

Subsequent to March 23, 2012, the Company acquired additional mining properties in Pershing and  Humboldt counties, Nevada, which had a total value of $ 28,750,000.

PLACER REVISED 5312012/Y